Exhibit 99.1

BankUnited Announces Senior Executive Management Succession
-- Rajinder P. Singh to Become President and CEO effective January 1, 2017
-- John A. Kanas to Continue to Serve as Chairman of the Board of Directors
-- Thomas M. Cornish to Become Chief Operating Officer effective January 1, 2017
Miami Lakes, Fla. – August 31, 2016 – BankUnited, Inc. (the “Company”) (NYSE: BKU) today announced that Rajinder P. Singh, the Company’s Chief Operating Officer, will succeed John A. Kanas, the Company’s Chairman, President and Chief Executive Officer, as President and CEO effective January 1, 2017.  Mr. Kanas will continue to serve as Chairman of the Board of Directors.
Mr. Singh, along with Mr. Kanas, was one of the founding organizers of the Company in 2009, and has been instrumental in driving the turnaround and growth of the Company.
“Raj has been a proven partner of mine and I am excited about and proud to see him step into his new role.” said Mr. Kanas. “With his operational and managerial skills, strategic vision and dedication, he is the ideal person to be at the helm of this company. Under Raj’s leadership, BankUnited will continue to build upon its reputation as a premier financial institution.”
Mr. Singh commented, “I am honored to assume the role of President and Chief Executive Officer in 2017.  I look forward to working closely with the Board, our senior management team and our dedicated and hard-working employees as we continue to execute the strategy that has been instrumental to the Company’s success over the last several years, building a growing, profitable, safe and sound institution.”
Replacing Mr. Singh as Chief Operating Officer will be Thomas M. Cornish, who currently serves as the bank’s President, Florida region. Mr. Cornish joined the bank in 2014 and in his new role will directly report to Mr. Singh.
“In a short amount of time, Tom has raised the caliber of our Florida franchise.” said Mr. Singh. “I am confident in Tom’s ability to excel in his expanded role.”
About Rajinder P. Singh
Rajinder P. Singh has served on our Board since July 2013 and is currently our Chief Operating Officer, and one of the founding organizers of our Company. Mr. Singh has been our Chief Operating Officer since October 2010, and prior to that, he served as our Head of Mortgage Banking and Corporate Development since May 2009.  Mr. Singh also served as Corporate Secretary of the Company from May 2009 to June 2013.
From April 2008 to May 2009, Mr. Singh led the financial services practice of WL Ross & Co., a private equity firm and one of the original investors in the Company. From December 2006 through April 2008, Mr. Singh served as Executive Vice President for Capital One's banking segment which includes retail, small business and commercial banking businesses in New York, New Jersey, Connecticut, Louisiana and Texas and a national direct deposit gathering franchise. Previously, Mr. Singh served as Head of Corporate Strategy and Development for North Fork from February 2005 to December 2006. During his tenure, North Fork was acquired by Capital One for $13.2 billion. Prior to joining North Fork in February 2005, Mr. Singh spent nine years at FleetBoston Financial Corporation and last served as Managing Director of Corporate Strategy and Development.
Mr. Singh earned his M.B.A. from Carnegie Mellon University in Pittsburgh and his B.S. in chemical engineering from the Indian Institute of Technology in New Delhi.
About Thomas M. Cornish
Thomas M. Cornish has been BankUnited N.A.’s President, Florida Region since March 2014.  In his role as President, Florida Region, Mr. Cornish is responsible for retail and commercial banking services in the state.
From 2004 to March 2014, Mr. Cornish served as President and CEO of Marsh & McLennan Agency, Florida Region.  Prior to that, he held several senior leadership positions with SunTrust Bank from 1983 through 2003.  While with Marsh & McLennan Agency, Mr. Cornish was recognized with honors as "Miami's CEO of the Year" by the South Florida Business Journal and the "Ultimate CEO" by Business Leader Magazine.  Mr. Cornish was also elected to the Florida International University School of Business Hall of Fame in 2013.  Mr. Cornish currently serves as the chairman of the Florida International University Foundation Board of Directors.  He is also the chairman of the FIU Wolfsonian Museum and Chairman of the Board of the Miami Children’s Hospital Foundation.  Mr. Cornish is a past chairman of the Beacon Council and Assurex Global Corporation.  He is a past board member of the Camillus House, The Chapman Partnership and past member of the Orange Bowl committee.
Mr.Cornish earned his B.A. degree from Florida International University.
About BankUnited, Inc.
BankUnited, Inc., with total assets of $26.3 billion at June 30, 2016, is the bank holding company of BankUnited, N.A., a national bank headquartered in Miami Lakes, Florida with 95 branches in 15 Florida counties and 6 banking centers in the New York metropolitan area at June 30, 2016.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect the Company’s current views with respect to, among other things, future events and financial performance.
The Company generally identifies forward-looking statements by terminology such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “could,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of those words or other comparable words. Any forward-looking statements contained in this press release are based on the historical performance of the Company and its subsidiaries or on the Company’s current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by the Company that the future plans, estimates or expectations contemplated by the Company will be achieved.  Such forward-looking statements are subject to various risks and uncertainties and assumptions relating to the Company’s operations, financial results, financial condition, business prospects, growth strategy and liquidity. If one or more of these or other risks or uncertainties materialize, or if the Company’s underlying assumptions prove to be incorrect, the Company’s actual results may vary materially from those indicated in these statements. These factors should not be construed as exhaustive. The Company does not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements. Information on these factors can be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 available at the SEC’s website (www.sec.gov).

Contacts
BankUnited, Inc.
Investor Relations:
Leslie N. Lunak, 786-313-1698
llunak@bankunited.com
or
Media Relations:
Mary Harris, 305-817-8117
mharris@bankunited.com

Source: BankUnited, Inc.